EXHIBIT 99.1

PRESS RELEASE

UMASS License (final)

Howard W. Robin CEO & President Sirna Therapeutics, Inc. 303-449-6500	Amy Sullivan Senior Vice President Euro RSCG Life NRP 415-901-3705

SIRNA THERAPEUTICS LICENSES SEMINAL INTELLECTUAL PROPERTY IN THE FIELD OF RNAI

Significant addition to Sirna’s broad patent portfolio

Boulder, CO – September 9, 2003 – Sirna Therapeutics, Inc. (Nasdaq: RNAI) announced today that the company has entered into a worldwide license agreement with the University of Massachusetts Medical School for its undivided interest in the seminal intellectual property on RNA interference (RNAi) technology covering short interfering RNA (siRNA). This license significantly strengthens Sirna’s broad RNAi intellectual property portfolio for the development of RNAi therapeutics.

The license covers the RNAi technology patent application filed by Tuschl et al., International PCT Publication No. WO 01/75164, which was jointly developed and is owned by the University of Massachusetts Medical School, Max-Planck Institute, Whitehead Institute and the Massachusetts Institute of Technology. The subject matter of this intellectual property includes the demonstration that short pieces of RNA, or siRNAs, could be engineered to inhibit gene expression in mammalian cells. This license grants Sirna Therapeutics rights to the undivided interest of the Medical School in the Tuschl et al., intellectual property for uses relating to human and veterinary therapeutic, prophylactic, diagnostic and health care applications.

Under the terms of the license agreement, the Medical School will receive licensing fees in cash and common stock from the company. The Medical School may receive additional cash and common stock from the company following the achievement of certain milestones. The Medical School may also receive royalties on commercial product sales covered by the licensed patents. Sirna Therapeutics and the Medical School will share in any revenues generated from the sublicensing of this patent.

“Sirna’s license to this intellectual property from the University of Massachusetts Medical School significantly enhances our role as a leader in the field of RNAi,” said Howard W. Robin, President and Chief Executive Officer of Sirna Therapeutics. “The Medical School has made outstanding contributions to the field and we look forward to collaborating with its researchers to advance RNAi technology. To ensure that the field of RNAi develops to its fullest potential, we plan to broadly offer sublicenses to this intellectual property.”

“We are pleased to grant this license to Sirna Therapeutics, who is clearly the leader in the field of RNAi” said John L. Sullivan, MD, Director of the Office of Research at the University of Massachusetts Medical School. “The use of siRNAs provides significant opportunity to address important unmet medical needs. Sirna’s impressive scientific, technical and development expertise makes them an ideal partner to realize the potential of RNAi. The Medical School is committed to advancing exciting scientific breakthroughs through industry leaders such as Sirna Therapeutics. We are also pleased to be working with a partner committing both its wide resources as well as a willingness to further sublicense this intellectual property to achieve the maximum opportunities for the development of therapeutic advances consistent with our mission as an academic health science center.”

RNA interference (RNAi) is a mechanism used by cells to regulate the expression of genes and replication of viruses. The RNA interference mechanism uses siRNAs that induce the destruction of target RNA using naturally occurring cellular protein machinery. Harnessing the natural phenomenon of RNA interference holds potential for the development of a new class of drugs with specificity toward a wide range of diseases that result from undesirable protein production or viral replication. Sirna Therapeutics has exclusive rights to over 30 issued or allowed patents on RNA stabilization chemistry, delivery, process development, and manufacturing. Additionally, Sirna Therapeutics has filed over 50 patent applications covering various aspects of the RNAi technology developed internally, including targeting of mammalian and viral genes, siRNA stabilization chemistry, delivery, process development, and manufacturing.

Sirna Therapeutics believes that the Tuschl et al., intellectual property licensed from the Medical School reinforces its broad and enabling position in the field of RNAi and, together with Sirna’s issued, licensed and pending RNAi patent portfolio covering numerous therapeutic targets and chemistries, gives Sirna Therapeutics the leading intellectual property position in the field.

About Sirna Therapeutics

Sirna Therapeutics is a biotechnology company leveraging its expertise in nucleic acid technology to develop and commercialize products that target human diseases. Sirna Therapeutics’ primary focus is to develop therapeutics based on a nucleic acid technology called ribonucleic acid interference, or RNAi. Sirna Therapeutics is listed on the Nasdaq National Market under the ticker symbol “RNAI.” More information on Sirna Therapeutics is available on the company’s web site at www.sirna.com.

About University of Massachusetts Medical School

The University of Massachusetts Medical School, one of the fastest growing medical schools in the country, has built a reputation as a world-class research institution, consistently producing noteworthy advances in clinical and basic research. Comprising the Graduate School of Nursing and the Graduate School of Biomedical Sciences as well as the School of Medicine, UMMS attracts more than $143 million in research funding annually, which enables UMMS researchers to explore human disease from the molecular level to large-scale clinical trials. Basic and clinical research leads to new approaches for diagnosis, treatment and prevention of disease.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially. These risk factors include actions by the U.S. Food and Drug Administration, technological advances, ability to obtain rights to technology, ability to obtain and enforce patents, ability to commercialize and manufacture products and general economic conditions. These and additional risk factors are identified in the company’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings.